Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RECORD SECOND QUARTER 2005 RESULTS

NET EARNINGS INCREASED 18%, WHILE DILUTED EARNINGS PER SHARE

CLIMBED TO $0.33

WOONSOCKET, RHODE ISLAND, August 3, 2005 - CVS Corporation (NYSE: CVS), today announced record sales and earnings for the quarter ended July 2, 2005. Net earnings for the quarter increased 17.6% to $275.9 million or $0.33 per diluted share, compared with net earnings of $234.5 million or $0.28 per diluted share in the second quarter of 2004.

“The second quarter was another outstanding quarter for our company. Our performance reflected strong sales growth and share gains, both in the front store and pharmacy businesses. We also continued to benefit from better-than-expected conversion to generic drugs,” stated Tom Ryan, Chairman, President, and Chief Executive Officer of CVS Corporation.

“We recently achieved an important milestone as we completed the Eckerd integration,” continued Mr. Ryan. “Within one year of closing the deal, we have completely re-merchandised and remodeled essentially all stores. Florida and Texas, which contain many of the fastest growing drugstore markets in the country, now have over 1,000 brand new CVS/pharmacy stores reflecting our latest prototype in most cases. And the EHS business has been integrated with our PBM, and is operating under the PharmaCare name. I am optimistic that this acquisition will be an important driver of sales and earnings growth in the future,” concluded Mr. Ryan.

CVS previously reported that net sales for the second quarter increased 31.4% to $9.1 billion, up from $6.9 billion during the second quarter of 2004. Same store sales (sales from stores open more than one year) for the quarter rose 5.6%, while pharmacy same store sales rose 7.4% and front-end same store sales increased 1.7%. Same store sales do not include the acquired Eckerd drugstores, which will be included in the August same store sales to be reported in early September 2005. The Company estimates the Easter shift had a negative impact of approximately 130 basis points on front-end same store sales and 80 basis points on total same store sales, for the thirteen-week period. Total pharmacy sales represented 70.6% of total company sales for the quarter. Third party prescription sales were 93.9% of pharmacy sales for the quarter.

For the second quarter, CVS opened 52 new stores, closed 22 and relocated 30 others. As of July 2, 2005, CVS operated 5,439 retail and specialty pharmacy stores in 36 states and the District of Columbia.

The Company will be holding a conference call today for the investment community at 8:30am (EDT) to discuss the quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

CVS is America’s largest retail pharmacy, operating over 5,400 retail and specialty pharmacy stores in 36 states and the District of Columbia.  With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended January 1, 2005.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
In millions, except per share amounts	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales	$9,121.6	$6,943.1	$18,303.8	$13,761.7
Cost of goods sold, buying and warehousing costs	6,704.2	5,116.6	13,505.6	10,163.5
Gross margin	2,417.4	1,826.5	4,798.2	3,598.2
Selling, general and administrative expenses	1,792.1	1,343.2	3,535.2	2,615.9
Depreciation and amortization	147.6	96.1	285.5	189.5
Total operating expenses	1,939.7	1,439.3	3,820.7	2,805.4
Operating profit	477.7	387.2	977.5	792.8
Interest expense, net	28.3	6.0	56.3	13.8
Earnings before income tax provision	449.4	381.2	921.2	779.0
Income tax provision	173.5	146.7	355.6	299.9
Net earnings	275.9	234.5	565.6	479.1
Preference dividends, net of income tax benefit	3.5	3.7	7.0	7.3
Net earnings available to common shareholders	$272.4	$230.8	$558.6	$471.8

Basic earnings per common share: (1)
Net earnings	$0.34	$0.29	$0.69	$0.59
Weighted average basic common shares outstanding	810.9	796.0	808.8	794.4

Diluted earnings per common share: (1) (2)
Net earnings	$0.33	$0.28	$0.67	$0.58
Weighted average diluted common shares outstanding	841.9	830.0	839.6	827.2
Dividends declared per common share	$0.03625	$0.03313	$0.07250	$0.06625

(1) On May 12, 2005, CVS Corporation’s Board of Directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of common stock for each share of common stock outstanding. These shares were distributed on June 6, 2005 to shareholders of record as of May 23, 2005. All share and per share amounts presented have been restated to reflect the effect of the stock split.

(2) Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock.  The dilutive earnings adjustment was $1.0 million and $1.3 million for the thirteen weeks ended July 2, 2005 and July 3, 2004 respectively.  The dilutive earnings adjustment was $2.1 million and $2.7 million for the twenty-six weeks ended July 2, 2005 and July 3, 2004 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	July 2, 2005	January 1, 2005
Assets:
Cash and cash equivalents	$414.1	$392.3
Accounts receivable, net	1,703.8	1,764.2
Inventories	5,360.4	5,453.9
Deferred income taxes	223.1	243.1
Other current assets	92.9	66.0
Total current assets	7,794.3	7,919.5

Property and equipment, net	3,972.2	3,505.9
Goodwill	1,828.5	1,898.5
Intangible assets, net	822.3	867.9
Deferred income taxes	132.1	137.6
Other assets	216.4	217.4
Total assets	$14,765.8	$14,546.8

Liabilities:
Accounts payable	$2,054.8	$2,275.9
Accrued expenses	1,424.0	1,666.7
Short-term debt	875.0	885.6
Current portion of long-term debt	338.1	30.6
Total current liabilities	4,691.9	4,858.8

Long-term debt	1,629.7	1,925.9
Other long-term liabilities	761.7	774.9

Shareholders’ equity: (1)
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,224,000 shares at July 2, 2005 and 4,273,000 shares at January 1, 2005	225.7	228.4
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 837,220,000 shares at July 2, 2005 and 828,552,000 shares at January 1, 2005	8.4	8.3
Treasury stock, at cost: 25,680,000 shares at July 2, 2005 and 26,634,000 shares at January 1, 2005	(373.0)	(385.9)
Guaranteed ESOP obligation	(140.9)	(140.9)
Capital surplus	1,863.8	1,687.3
Retained earnings	6,152.6	5,645.5
Accumulated other comprehensive loss	(54.1)	(55.5)
Total shareholders’ equity	7,682.5	6,987.2
Total liabilities and shareholders’ equity	$14,765.8	$14,546.8

(1) On May 12, 2005, CVS Corporation’s Board of Directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of common stock for each share of common stock outstanding. These shares were distributed on June 6, 2005 to shareholders of record as of May 23, 2005. All share and per share amounts presented have been restated to reflect the effect of the stock split.

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
In millions	July 2, 2005	July 3, 2004
Cash flows from operating activities:
Cash receipts from sales	$18,361.8	$13,894.9
Cash paid for inventory	(13,314.0)	(10,163.6)
Cash paid to other suppliers and employees	(4,083.8)	(2,813.8)
Interest received	3.2	3.6
Interest paid	(65.8)	(27.5)
Income taxes paid	(300.3)	(334.4)
Net cash provided by operating activities	601.1	559.2

Cash flows from investing activities:
Additions to property and equipment	(731.7)	(464.4)
Proceeds from sale-leaseback transactions	7.3	4.7
Acquisitions (net of cash acquired) and investments	63.7	(40.8)
Proceeds from sale or disposal of assets	8.7	8.5
Net cash used in investing activities	(652.0)	(492.0)

Cash flows from financing activities:
Reductions in short-term debt	(10.6)	—
Dividends paid	(58.5)	(52.5)
Additions to long-term debt	16.5	—
Reductions in long-term debt	(5.3)	(300.4)
Proceeds from exercise of stock options	130.6	65.4
Net cash provided by (used in) financing activities	72.7	(287.5)

Net increase (decrease) in cash and cash equivalents	21.8	(220.3)
Cash and cash equivalents at beginning of period	392.3	843.2
Cash and cash equivalents at end of period	$414.1	$622.9
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$565.6	$479.1
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	285.5	189.5
Deferred income taxes and other noncash items	42.3	(16.1)
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	57.9	133.3
Inventories	94.1	13.1
Other current assets	(27.0)	(24.0)
Other assets	5.1	8.9
Accounts payable	(223.9)	(10.0)
Accrued expenses	(170.2)	(208.7)
Other long-term liabilities	(28.3)	(5.9)
Net cash provided by operating activities	601.1	559.2